Exhibit 99.1

American Midstream Reports First Quarter 2018 Results

HOUSTON, TX - May 15, 2018 - American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial results for the three months ended March 31, 2018.

In the first quarter of 2018, American Midstream produced strong results, driven by meaningful growth across its core segments. The Partnership continues to focus on simplifying the business while providing a platform to participate in future growth projects across the midstream value chain.

Highlights

Financial

•	Net loss attributable to the Partnership was $13.9 million for the three months ended March 31, 2018 as compared to net loss of $30.2 million for the same period in 2017.

•	Adjusted EBITDA of $52.4 million for the three months ended March 31, 2018, an increase of 12% compared to the first quarter of 2017.

•	Total segment gross margin was $64.0 million for the three months ended March 31, 2018, an increase of 5% compared to the first quarter of 2017.

•	The Partnership maintained a quarterly distribution of $0.4125 per common unit, or $1.65 per common unit on an annualized basis, representing distribution coverage of approximately 1.0x.

•	The first quarter 2018 distribution represents the Partnership’s twenty-seventh consecutive quarterly distribution since its initial public offering.

Operational

•	Record throughput of over 835 MMcf/d drove 75% gross margin growth across the Partnership’s natural gas transmission assets compared to the first quarter of 2017, supported by record demand and the acquisition of Trans-Union, further solidifying the Partnership’s core Southeast transmission asset footprint.

•	Increased activity in the deepwater Gulf of Mexico drove a 10% increase in throughput volumes on the Okeanos pipeline.

•	Continued increases in producer activity and operational efficiencies contributed to 12% gross margin growth across the gathering and processing segment compared to the first quarter of 2017.

•	Commenced deliveries on the Cayenne pipeline, which coupled with increased producer activity drove 10% gross margin growth across the liquids pipeline segment compared to the first quarter of 2017.

•	Successfully completed the extension of the Silver Dollar pipeline, providing the ability to add 10,000 Bbl/d of new throughput to the system.

•	Continuing to organically grow American Midstream through systematic capital redeployment to facilitate additional cash flow.

EXECUTIVE COMMENTARY

“We had a tremendous first quarter, with strong Adjusted EBITDA and meaningful gross margin growth across our core operating segments, which will provide positive momentum as we progress through 2018. We continue to witness significant increases in producer activity across our systems and combined with the Southcross assets, have identified numerous commercial opportunities that we expect to further drive both volume and EBITDA growth in 2018 and 2019. Positive drilling trends in our key Eagle Ford and Permian Basins translates directly into growth for our demand driven position along the Gulf Coast and specifically Corpus Christi. We remain focused on prudently growing the business by redeploying capital and aligning assets that connect supply with demand, allowing us to focus on developing higher return projects that will create additional scale along the Gulf Coast,” stated Lynn Bordon III, President and Chief Executive Officer.

SEGMENT PERFORMANCE

	Segment Gross Margin
	(In thousands)
	Three months ended March 31,
	2018	2017
Offshore Pipelines and Services	$25,316	$25,802
Gas Gathering and Processing Services	12,652	11,251
Liquid Pipelines and Services	7,271	6,634
Natural Gas Transportation Services	10,688	6,119
Terminalling Services	8,053	11,160

Total (1)	$63,980	$60,966

(1)	Non-GAAP supplemental financial measure. Please read “Note About Non-GAAP Financial Measures” in Appendix A.

Offshore Pipelines and Services

Segment gross margin was $25.3 million for the three months ended March 31, 2018, a decrease of 2% compared to the same period in 2017. Quarterly cash distributions were $21.6 million for the three months ended March 31, 2018, a 6% increase compared to the same period in 2017 primarily related to additional equity ownership interests in Delta House to 35.7% and Destin to 66.7%. The Partnership also benefited from the acquisition and consolidation of Main Pass Oil Gathering and Panther Operating in the third quarter of 2017.

In the fourth quarter of 2017, the Partnership was notified by the operator of the Delta House FPS that certain third-party owned upstream infrastructure would require remedial work, resulting in a temporary delay of production volumes flowing into Delta House. This work is progressing ahead of schedule and is expected to be completed in the coming weeks, at which time full production is anticipated to resume flowing into Delta House. To offset the impact to cash distributions from Delta House resulting from the delay in volumes, the Partnership and an affiliate of ArcLight entered into an agreement providing for the contribution of additional capital to the Partnership. For the first quarter of 2018, the Partnership received a $9.4 million contribution to offset the reduced Delta House distributions.

Once full production resumes, along with four new well tie backs planned for connection to Delta House in the second half of 2018, the Partnership anticipates Delta House to run near nameplate capacity into 2019 and beyond.

Gas Gathering and Processing Services

Segment gross margin was $12.7 million for the three months ended March 31, 2018, an increase of 12% compared to the same period in 2017. The increase reflected additional NGL volumes and higher prices on the Partnership’s East Texas and Permian Basin assets, continued increase in producer development activity and improved operational efficiencies across the segment. In the first quarter the Partnership’s anchor producer in the Eagle Ford brought on line 13 new wells, with plans to bring on line an additional 40-45 wells in the remainder of 2018, which is expected to drive volume growth by 125% over 2017. The Partnership anticipates further growth across its entire Gas Gathering and Processing Services segment throughout 2018 as producer activity is forecast to continue increasing, primarily in the Permian and Eagle Ford Basins.

Liquid Pipelines and Services

Segment gross margin was $7.3 million for the three months ended March 31, 2018, an increase of 10% as compared to the same period in 2017. Quarterly cash distributions were $2.2 million, a 67% increase compared to the same period in 2017. The increase was driven by increased distribution from the Partnership’s Tri-States and Wilprise equity investments, along with slightly higher volumes on these assets. The Partnership’s interest in the Cayenne pipeline, which commenced operation in January of 2018, will provide additional growth for this segment in 2018 and beyond. Producer activity continues to increase around the Partnership’s Permian Basin and Bakken assets and the Partnership is currently evaluating organic growth projects which would add incremental volumes across these assets.

Natural Gas Transportation Services

Segment gross margin was $10.7 million for the three months ended March 31, 2018, a 75% increase compared to the same period in 2017. The increase was primarily attributable to the acquisition of Trans-Union pipeline in November 2017 that further strengthened the Partnership’s growing Southeast gas transmission assets.    First quarter throughput volumes grew 115% to set a record, surpassing 835 MMcf/d, supported by the acquisition of Trans-Union, continued strong industrial and residential demand within the rapidly growing Southeast markets as well as significantly colder weather driving regional demand.

Terminalling Services

Segment gross margin was $8.1 million for the three months ended March 31, 2018, a decrease of 28% compared to the same period in 2017. The decrease in gross margin was primarily attributable to reduced market rates for storage and utilization at the Partnership’s Cushing terminal, as well as required tank inspections. This decline was partially offset by an increase in throughput revenue at the Partnership’s refined products terminals as a result of facility enhancements.

CAPITAL MANAGEMENT

As of March 31, 2018, the Partnership had approximately $1.2 billion of total debt outstanding, comprising of $713 million outstanding under its revolving credit facility, $418 million outstanding under its 8.50% senior unsecured notes and $85 million outstanding in non-recourse senior secured notes. The Partnership had a consolidated total leverage ratio of approximately 5.2 times at March 31, 2018. The Partnership is focused on long-term deleveraging by prudently managing the balance sheet through the evaluation of additional non-core asset sales. The Partnership expects to deploy proceeds from these asset sales towards accretive capital projects.

To mitigate the potential negative impact of rising interest rates and promote more predictable and stable cash flow, the Partnership has a series of interest rate swap agreements for approximately $550 million at an average rate of LIBOR plus 130 basis points extending through 2022.

For the three months ended March 31, 2018, capital expenditures totaled approximately $25.9 million, including approximately $4.5 million of maintenance capital expenditures.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Tuesday, May 15, 2018 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Tuesday, May 15, 2018
Time:	10:00 AM ET / 9:00 AM CT
Dial-In Numbers:	(888) 317-6003 (Domestic toll-free) (412) 317-6061 (International)

Conference ID:	9574074

Webcast URL:	www.AmericanMidstream.com/investor-relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Total Segment Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” For definitions and required reconciliations of supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures, please read a “Note About Non-GAAP Financial Measures” set forth in a later section of this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing of the proposed offering and use of proceeds. We have used the words “could,” “expect,” “intend,” “may,” “will,” “poised,” “potential,” “promote,” “would” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect.

Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 9, 2018, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

The preliminary financial results for the Partnership’s first quarter ended March 31, 2018 included in this press release represent the most current information available to management. The Partnership’s actual results when disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 may differ from these preliminary results as a result of the completion of the Partnership’s financial statement closing procedures, final adjustments, completion of the independent registered public accounting firm’s review, and other developments that may arise between now and the disclosure of the final results and audited financials.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$8,191	$8,782
Restricted cash	18,269	20,352
Accounts receivable, net of allowance for doubtful accounts of $312 and $225 as of March 31, 2018 and December 31, 2017, respectively	87,418	98,132
Inventory and other current assets	30,060	26,386
Assets held for sale	129,247	—

Total current assets	273,185	153,652
Property, plant and equipment, net	1,080,897	1,095,585
Restricted cash - long term	5,048	5,045
Other assets, net	25,249	17,874
Investment in unconsolidated affiliates	339,271	348,434
Intangible and other assets, net	141,627	174,010
Goodwill	67,985	128,866

Total assets	$1,933,262	$1,923,466

Liabilities, Equity and Partners’ Capital
Total current liabilities	164,128	137,493
Revolving credit facility	712,600	697,900
3.77% Senior notes (non-recourse)	54,682	55,198
3.97% Senior notes (non-recourse)	29,486	29,937
8.50% Senior notes	418,078	418,421
Asset retirement obligations	66,894	66,194
Other liabilities	15,542	2,080
Deferred tax liability	8,274	8,123

Total liabilities	1,469,684	1,415,346
Convertible preferred units	317,180	317,180
Equity and partners’ capital	146,398	190,940

Total liabilities, equity and partners’ capital	$1,933,262	$1,923,466

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three Months ended March 31,
	2018	2017
Revenues	$205,829	$164,078
Operating expenses:
Cost of sales	150,166	115,468
Direct operating expenses	23,446	17,405
Corporate expenses	22,692	30,113
Depreciation, amortization and accretion expense	21,997	25,570
Gain on sale of assets, net	(95)	(21)

Total operating expenses	218,206	188,535

Operating Loss	(12,377)	(24,457)
Other income (expense):
Interest expense	(13,876)	(17,956)
Other income (expense), net	22	(37)
Earnings in unconsolidated affiliates	12,673	15,402

Loss from continuing operations before income taxes	(13,558)	(27,048)
Income tax expense	(280)	(1,123)

Loss from continuing operations	(13,838)	(28,171)
Discontinued operations:
Loss from discontinued operations, net of tax	—	(710)

Net loss	(13,838)	(28,881)
Net income attributable to noncontrolling interests	45	1,303

Net loss attributable to the Partnership	$(13,883)	$(30,184)

Distribution declared per common unit	$0.4125	$0.4125
Basic and diluted:
Loss from continuing operations	$(0.42)	$(0.74)
Income (loss) from discontinued operations	—	(0.01)

Net loss	$(0.42)	$(0.75)

Weighted average number of common units outstanding
Basic and diluted	52,769	51,451

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months ended March 31,
	2018	2017
Net cash provided by operating activities	$14,847	$8,847
Net cash used in investing activities	(15,744)	(12,928)
Net cash used in financing activities	(1,774)	(280,899)

Net decrease in Cash, Cash equivalents, and Restricted cash	(2,671)	(284,980)

Cash, Cash equivalents and Restricted cash
Beginning of period	34,179	329,230

End of period	$31,508	$44,250

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

	Three Months ended March 31,
	2018	2017
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA:
Net loss attributable to the Partnership	$(13,883)	$(30,184)
Add backs and net impact of discontinued operations
Depreciation, amortization and accretion	21,997	25,290
Interest expense	17,731	14,925
Debt issuance costs paid	1,085	1,402
Unrealized (gain) loss on derivatives, net	(5,112)	372
Non-cash equity compensation expense	1,014	4,038
Transaction expenses	8,877	8,614
Income tax expense	280	1,123
Discontinued operations	—	4,489
Distributions from unconsolidated affiliates	23,853	22,494
General Partner contribution	9,417	9,614
Deductions
Earnings in unconsolidated affiliates	12,673	15,402
Other	170	49

Adjusted EBITDA	$52,416	$46,726

Deduct:
Cash interest expense	17,689	14,898
Maintenance capital	4,502	2,008
Preferred distribution	8,354	6,707

Distributable Cash Flow	$21,871	$23,113

Limited Partner Distributions	$21,745	$21,339
Distribution Coverage	1.0x	1.1x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net loss attributable to the Partnership

(Unaudited, in thousands)

	Three Months ended March 31,
	2018	2017
Reconciliation of Gross Margin to Net loss attributable to the Partnership
Total Segment Gross Margin	$63,980	$60,966
Less:
Direct operating expenses	19,124	14,332
Add backs
Gains on commodity derivatives, net	60	365
Deducts
Corporate expenses	22,692	30,113
Depreciation, amortization and accretion	21,997	25,570
Gain on sale of assets, net	(95)	(21)
Interest expense	13,876	17,956
Other (income) expense	(22)	37
Other, net	26	392
Income tax expense	280	1,123
Loss from discontinued operations, net of tax	—	710
Net income attributable to noncontrolling interest	45	1,303

Net loss attributable to the Partnership	$(13,883)	$(30,184)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three Months ended March 31,
	2018	2017
Segment Financial and Operating Data:
Offshore Pipelines and Services Segment
Financial data:
Segment gross margin	$25,316	$25,802
Less: Direct operating expenses	7,795	2,579

Segment operating margin	17,521	23,223

Distributions:
Destin/Okeanos	$15,113	$9,925
Delta House	6,524	10,541

Total	21,637	20,466

Operating data:
Average throughput (MMcf/d)	274.0	404.0
Average Destin/Okeanos throughput (MMcf/d)	982.8	1,082.0
Average Delta House throughput (MBoe/d)	60.1	107.0
Average Other throughput (MBbls/d)	24.0	26.6

Gas Gathering and Processing Services Segment
Financial data:
Segment gross margin	$12,652	$11,251
Less: Direct operating expenses	6,680	8,065

Segment operating margin	5,972	3,186

Operating data:
Average throughput (MMcf/d)	160.5	207.6

Liquid Pipelines & Services
Financial data:
Segment gross margin	$7,271	$6,634
Less: Direct operating expenses	2,976	2,453

Segment operating margin	4,295	4,181

Distributions:
Tri-States/Wilprise	$2,217	$1,328
Operating data:
Average Tri-States/Wilprise throughput (MBbls/d)	83.6	80.8
Average Cayenne throughput (MBbls/d)	20.4	—
Average Other Liquid Pipelines throughput (MBbls/d)	35.1	33.1

Natural Gas Transportation Services Segment
Financial data:
Segment gross margin	$10,688	$6,119
Less: Direct operating expenses	1,673	1,235

Segment operating margin	9,015	4,884

Operating data:
Average throughput (MMcf/d)	839.0	390.0

Terminalling Services Segment
Financial data:
Segment revenue	$8,053	$11,160
Less: Cost of sales	5,023	4,393
Direct operating expenses	4,322	3,073

Segment operating margin	(1,292)	3,694

Operating data:
Contracted Capacity (Bbls)	4,574,767	5,299,667
Design Capacity (Bbls)	5,400,800	5,400,800
Storage Utilization	84.7%	98.1%
Terminalling and storage throughput (Bbls/d)	56,768	56,279

Appendix A

Note About Non-GAAP Financial Measures

Total segment gross margin, operating margin and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider total segment gross margin, operating margin, or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, operating margin and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense, interest expense, debt issuance costs, unrealized (gains) losses on derivatives, non-cash charges such as non-cash equity compensation expense, and charges that are unusual such as transaction expenses primarily associated with our acquisitions, income tax expense, distributions from unconsolidated affiliates and general partner’s contribution, less earnings in unconsolidated affiliates, gains (losses) that are unusual such as gain on revaluation of equity interest, and gain on sale of the Propane Business, other, net, and gain (loss) on sale of assets, net.

Distributable cash flow (“DCF”) is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, normalized maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and total segment gross margin are metrics that we use to evaluate our performance.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Total segment gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define total segment gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to total segment gross margin is Net income (loss) attributable to the Partnership.